EXHIBIT 10.1

June 21, 2001

Personal and Confidential VIA FACSIMILE: 918-765-5969

Keith Rickard

9833 Wexfird Circle

Granite Bay, CA 95746

Dear Keith:

Re:    Offer of Employment

BakBone Software Incorporated (“BakBone” or the “Corporation”) is pleased to offer you employment commencing June 28, 2001 on the following terms:

1.	Position:	President and Chief Executive Officer with the duties and responsibilities generally set forth in the Job Description at Schedule “A” hereto.

2.	Salary:	One hundred and eighty thousand ($180,000) U.S. Dollars per year to be paid semi-monthly. You will also be eligible for a discretionary bonus to be determined by the Compensation Committee of the Board of Directors. The parameters of this bonus are to be determined in discussions between yourself and the Compensation Committee and are to be based on your performance and the financial results of BakBone.

3.	Investment Participation:	You will participate in a private placement financing of 50,000 units of the Corporation at a price of Cdn $4.50 per unit, each unit comprised of one (1) common share (“Common Share”) and one (1) Common Share purchase warrant (“Warrant”), each Warrant entitling you to acquire an additional Common Share at a price of $4.50 per share for a period of two years from the date of issuance. Under applicable securities laws, there will be a four (4) month hold period on the securities, but otherwise no trading or vesting restrictions will apply to the Common Shares, including the Common Shares issuable on exercise of the Warrants.

4.	Moving Costs:	BakBone will provide you with a relocation expense of USD $115,000. You will also be given the full use of the San Diego corporate apartment for three (3) months and will receive reimbursement for any travel expenses relating to your travels from San Diego to Sacramento during your ninety (90) day relocation transition.

5.	Options Package:	You will receive options entitling you to acquire 500,000 Common Shares on the following basis:

•        options to acquire 200,000 Common Shares at an exercise price of Cdn $5.00 per share, such options vesting as to one quarter thereof on the date of grant and each of the first, second and third anniversary of the date of grant;

•        options to acquire 150,000 Common Shares at a price of Cdn $5.00 per share, with (i) 50,000 of such shares vesting in the event that gross revenues for the financial year ended 2002 are equal to or greater than USD$15,000,000, (ii) an additional 50,000 Common Shares vesting (or all 100,000 Common Shares vesting if the gross revenue target for the fiscal year ended 2002 was not met but the gross revenue target for the fiscal year ended 2003 is subsequently met) in the event that gross revenues for the financial year ended 2003 are equal to or greater than USD$30,000,000, and (iii) an additional 50,000 Common Shares vesting (or all 150,000 Common Shares vesting if the gross revenue targets for the prior fiscal years were not met but the gross revenue target for the fiscal year ended 2004 is subsequently met) in the event that gross revenues for the financial year ended 2004 are equal to or more than USD$60,000,000;

•        50,000 Common Shares at an exercise price of Cdn$7.50 per share if gross revenues, for any consecutive four quarters during your employment by the Corporation, are equal to or more than USD$50,000,000;

•        100,000 Common Shares at an exercise price of CdnS7.50 per share if gross revenues, for any consecutive four fiscal quarters during your employment by the Corporation, are equal to or greater than USD$100,000,000; and

• all such options shall vest immediately in the event of a change of control of the Corporation.

6.	Board Position:

The Board of Directors of the Corporation undertakes to consider you a nominee for the Board of Directors no later than the date of the annual and general meeting of shareholders of the Corporation to be held in the year 2002.

7.	Benefits:	The Corporation shall supply at no cost to you, except deemed taxable benefits:

(1) Travel and meal expenses;

(2) Five (5) sick days per year as set out in Schedule “B” attached hereto;

(3) The Corporation’s Employee Benefit Plan, particulars of which will be provided, which includes:

a) Dental Benefits;

b) Life Insurance;

c) Long-Term Benefits; and

d) Extended Health Benefits.

8.	Holidays:

You will be entitled to three (3) weeks paid vacation for the balance of the current fiscal year, and four (4) weeks paid vacation in each fiscal year thereafter, providing that the vacation will not exceed two (2) consecutive weeks unless prior Board approval is obtained.

9.	Supervisor:	You will report to the Board of Directors of the Corporation.

10.	Term:

The term of this employment contract shall be three (3) years. You or the Corporation may terminate the contract after the expiration of one (1) year upon sixty (60) days’ notice at which time the Non-Competition and Confidentiality provisions set out below shall become operational and ail other obligations of either party shall cease. If you are terminated by the Corporation for any reason other than Just Cause, you shall receive 12 months salary and any time-based options (but specifically not any incentive or revenue-based options) that would have otherwise vested during the 12 month period following the date of termination

Notwithstanding the term of the agreement, the Corporation may terminate the contract for Just Cause which includes but is not limited to the following:

(a)    continued failure to substantially perform obligations according to the terms of this Agreement after the Corporation has given reasonable notice of such failure and a reasonable opportunity to correct such failure;

(b)    the discovery by the Corporation of any material adverse item as a result of the background checks which are currently being conducted by the Corporation, which are anticipated to be complete within the next fourteen (14) days; and

(c) involvement or participation in any act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to you at the Corporation’s expense.

If the employment contract is terminated by the Corporation for Just Cause, the Confidentiality and Non-Competition provisions set out below shall become immediately effective and the Corporation shall have no further obligations to you under your employment contract.

If you are terminated by the Corporation for any reason, you will resign your position as a member of the Board of Directors if you are currently acting In such capacity.

11.	Confidentiality:

You shall not, while an officer of the Corporation or at any time after termination, divulge to any person, firm or corporation, any proprietary or confidential information, not already in the public domain, with respect to any existing or potential customer of the Corporation, information regarding any process, method or device acquired by you in the course of your employment or divulge any information concerning the personal, financial or other affairs of the Corporation, its directors, shareholders, officers, employees or customers.

12.	Non-Competition:

For a period of one (1) year from the date your employment with the Corporation ceases, you will not either individually or in conjunction with any person, firm, association, syndicate, company or corporation, as principal, agent, director, officer, employer, investor (investor herein defined as ‘an investment or personal interest in a private corporation and/or an investor with an interest(s) greater than 5% of a corporation/company listed on any recognized North American and/or international exchange(s)), employee or in any other manner whatsoever, carry on, be engaged in, be interested in or be concerned or connected with business substantially similar to that presently carried by BakBone and the provision of service to customers in connection with that business, anywhere in the world. You will not, for a period of one (1) year from the date your employment with the Corporation ceases, solicit orders from any of the Corporation’s customers for such goods or services comprising the business of the Corporation as a principal, agent, director, officer, employer, employee, investor of any other person, firm, association, syndicate, company or corporation, and shall not attempt to engage for employment any of the officers, employees or contractors of the Corporation.

We would be pleased to have you join BakBone, as we believe you have the management, leadership and technical skills to make a valued contribution to our success. We are equally confident that the opportunity and challenge that this position will afford you will be enjoyable and personally rewarding to you.

We look forward to sharing the prospects of the Corporation’s growth with you, and receiving your favorable consideration of this Offer of Employment. Kindly indicate your acceptance of this Offer by signing and returning the duplicate copy of this letter to the writer. This Offer shall remain open for your acceptance until 3:00 p.m. on June 22, 2001, and is subject to final reacceptance by the Corporation on or prior to 430 p.m. on June 22, 2001.

Yours truly, BAKBONE SOFTWARE INCORPORATED

Per:	/s/ JEFFREY TAYLOR
Jeffrey Taylor, Director

Agreed to and Accepted this 21st day

of June, 2001.

Keith Rickard

Acceptance reconfirmed by the Corporation this

21st day of June, 2001.

BAKBONE SOFTWARE INCORPORATED

By:	/s/ Jeffrey Taylor
Jeffrey Taylor, Director

SCHEDULE “A”

JOB DESCRIPTION—PRESIDENT AND CHIEF EXECUTIVE OFFICER

The President and Chief Executive Officer shall:

1.	Generally, perform the duties set out in the by-laws of BakBone.

2.	Be responsible for such other duties as are commensurate to the position of the President and Chief Executive Officer in a corporation such as BakBone, including:

a.	all day to day operations matters of BakBone, subject to the direction of the board of directors;

b.	authority over any employees and consultants of BakBone; and

c.	responsibility for BakBone’s operating strategy with a view to achieving increased revenues and profits for BakBone.